Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898
Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to an Index Basket due September 3, 2027 Term Sheet dated June 3, 2026

Summary of Terms

Issuer:	Royal Bank of Canada
Basket:	An unequally weighted basket (the “Basket”) consisting of the EURO STOXX 50® Index (the “SX5E Index”) (40.00%), the Nikkei 225 Index (the “NKY Index”) (25.00%), the FTSE® 100 Index (the “UKX Index”) (17.50%), the Swiss Market Index (the “SMI Index”) (10.00%) and the S&P®/ASX 200 Index (the “AS51 Index”) (7.50%) (each, a “basket component”)
Pricing Date:	June 29, 2026
Issue Date:	July 2, 2026
Calculation Day:	August 31, 2027
Stated Maturity Date:	September 3, 2027
Face Amount:	$1,000 per security
Maturity Payment Amount (per Security):

•

if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i)

$1,000 × basket return × upside participation rate; and

(ii)

the maximum return;

•

if the ending level is less than or equal to the starting level:

$1,000 + ($1,000 × basket return)

Maximum Return:	At least 17.50% of the face amount per security, to be determined on the pricing date
Upside Participation Rate:	300%
Basket Return:	(ending level – starting level) / starting level
Starting Level:	Set equal to 100 on the pricing date
Ending Level:	100 × [1 + (the sum of, for each basket component, its component return times its basket weighting)]
Component Return:	With respect to each basket component: (final component value – initial component value) / initial component value
Initial Component Value:	With respect to each basket component, the closing value of that basket component on the pricing date
Final Component Value:	With respect to each basket component, the closing value of that basket component on the calculation day
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services.
CUSIP:	78017U2X7

Hypothetical Payout Profile*

* Assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date

If the ending level is less than the starting level, you will have full downside exposure to the decrease in the value of the Basket from the starting level, and you will lose some, and possibly all, of the face amount of your securities at maturity.

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $913.50 and $963.50 per security and will be less than the original offering price of the securities. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326008433/dp247190_424b2-wfceln383.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating To The Terms And Structure Of The Securities

•	If The Ending Level Is Less Than The Starting Level, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Stated Maturity.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket.
•	The Securities Do Not Pay Interest, And Your Return On The Securities May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.
•	Changes In The Value Of One Basket Component May Be Offset By Changes In The Values Of The Other Basket Components.
•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.
•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.
•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.
•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Basket Components

•	The Securities Are Subject To Risks Relating To Non-U.S. Securities Markets.

•	The Securities Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Non-U.S. Currencies In Which The Securities Composing The Basket Components Trade.

•	Investing In The Securities Is Not The Same As Investing In The Basket Components.

•	Historical Values Of A Basket Component Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	Changes That Affect A Basket Component May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

•	We And Our Affiliates Have No Affiliation With Any Basket Component Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.